 EXHIBIT 99.3: Actual Sale Price of Shares Sold Monday, August 25, 2003 (Table 1, Line 6)

16,400 shares at $23.40
6,100 shares at $23.45
100 shares at $23.49
21,600 shares at $23.50
2,000 shares at $23.51
300 shares at $23.52
100 shares at $23.53
1,500 shares at $23.56
500 shares at $23.57
1,400 shares at $23.58